The Timothy Plan - 2023 1st Quarterly Board Meeting - ANNUAL RENEWALS

FUTURES AND OPTIONS ON FUTURES ACCOUNT AGREEMENT	Goldman Sachs & Co. LLC 200 West Street New York, New York 10282

FUTURES AND OPTIONS ON FUTURES ACCOUNT AGREEMENT

In consideration of Goldman Sachs & Co. LLC (“GSCo.”) acting as a futures commission merchant (“FCM”) and GSCo. and/or its Affiliates (collectively, “Goldman”) executing, clearing, and/or carrying futures contracts (“Futures Contracts”), options on Futures Contracts (“Option Contracts”), or over-the-counter derivative products cleared through any derivatives clearing organization or other organized clearing house (“OTC Contracts”) on behalf of the undersigned customer (“Customer”), Customer consents and agrees to the terms and conditions set forth in this agreement (the “Agreement”). Futures Contracts, Option Contracts, and OTC Contracts are referred to collectively in this Agreement as “Contracts”. The term “Affiliates” shall mean all entities, present and future, which control, are controlled by or are under common control with GSCo.

1.	Applicable Law.

Each Customer account carried by GSCo. in connection with Customer’s Contracts (each an “Account”) and each Contract shall be subject to (i) the Commodity Exchange Act, as amended (the “CEA”), and all rules and interpretations of the Commodity Futures Trading Commission (the “CFTC”) and the National Futures Association (the “NFA”); (ii) the constitution, by-laws, rules, interpretations and customs of any applicable exchange or clearing organization (each of which is referred to as an “Exchange”); and (iii) any other laws, rules, or orders applicable to Goldman or to Customer’s trading of Contracts (collectively, “Applicable Law”). Goldman and its respective partners, managing directors, officers, directors, employees or agents (collectively, “Goldman Parties”) shall not be liable as a result of any action taken by such Goldman Parties, or any clearing brokers or floor brokers, to comply with Applicable Law.

2.	General Agreements.

Customer acknowledges and agrees that:

(a) Goldman’s Responsibility. Goldman, as agent, is responsible solely for the execution, clearing and/or carrying of Contracts in each Account in accordance with the terms of this Agreement. Customer and Customer’s advisor (“Advisor”), if any, are the sole parties responsible for all investment, trading, and order routing decisions for the Accounts and for compliance with any applicable restrictions on such trading. Customer is responsible for evaluating and understanding the risks associated with transactions on each Exchange on which Customer has elected to trade. Goldman is not acting as a fiduciary or advisor with respect to Customer or any Contract or Account and Goldman shall have no responsibility for compliance with any law or regulation governing the conduct of any such fiduciary or advisor or for Customer’s compliance with any law or regulation governing or affecting Customer’s trading hereunder.

(b) Advice and Positions. Any advice provided by Goldman with respect to any Account or Contract is incidental to its business as an FCM. By having made any oral or written statement or communication prior to the date hereof, or by making any future oral or written statement or communication to Customer, including relating to this Agreement or any transactions entered into or contemplated hereunder, Goldman is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with this Agreement or transactions entered into or contemplated hereunder, and Goldman is not, nor shall Goldman become, a fiduciary with respect to Customer by reason of its services provided hereunder because the conditions of the exception for “independent fiduciaries with financial expertise” as set forth in 29 CFR 25 10.3-21(c)(1) are satisfied. Goldman makes no representation as to the reliability, accuracy or completeness of such advice or any information on which it is based. Goldman Parties may take or hold positions in, or advise other customers with respect to, Contracts that are the subject of advice furnished by Goldman to Customer, and such positions or advice may be inconsistent with any advice to Customer.

(c) Conclusiveness of Reports. Time is of the essence in correcting trade errors. Oral trade fills shall be conclusive and binding on Customer unless Customer notifies GSCo. of any objection at the time such fill is given. Written confirmations and monthly statements shall be conclusive and binding on Customer unless Customer notifies GSCo. of any objection before the opening of trading on the business day on which GSCo. sent such written communication to Customer, provided that, for the avoidance of doubt, GSCo. has sent such written communication to Customer before the opening of trading on such day. Customer or Advisor shall carefully review any other communication from GSCo. and shall notify GSCo. of any error immediately in the case of an oral communication and promptly after receipt in the case of a written communication.

The Timothy Plan - 2023 1st Quarterly Board Meeting - ANNUAL RENEWALS

(d) Reliance upon Instructions. Goldman shall be entitled to rely upon any instruction, notice or communication of any officer, director, employee, or agent (including Customer’s Advisor, if any) of Customer having actual or apparent authority to act on behalf of Customer and Customer shall be bound thereby.

(e) Financial and Other Information. Customer shall provide to Goldman such financial information regarding Customer as Goldman may from time to time reasonably request. In addition, Customer shall provide other information, including but not limited to information regarding account ownership and control, that Goldman may require to be in compliance with Applicable Law. Customer shall notify Goldman promptly of any material adverse changes to the financial condition of Customer, regardless of whether Customer has previously furnished financial information to Goldman.

If Customer is a commingled investment vehicle, it is understood that Customer shall provide to Goldman a Net Asset Value Statement for the last calendar day of each month within fifteen (15) days from such date, and a verbal estimate within one (1) business day of request by Goldman. “Net Asset Value” means Total Assets minus Total Liabilities. “Total Assets” means all assets of Customer which, in accordance with generally accepted accounting principles, would be classified as assets upon the balance sheet of Customer prepared as of such date. “Total Liabilities” means all liabilities of Customer which, in accordance with generally accepted accounting principles, would be classified as liabilities upon the balance sheet of Customer prepared as of such date.

(f) Floor Brokers and Clearing Brokers. Goldman, for and on behalf of Customer, is authorized in its sole discretion to select floor brokers and, on Exchanges where Goldman is not a clearing member, unaffiliated clearing brokers, which will act as brokers and agents in connection with transactions in Contracts for the Accounts.

(g) Limitation of Liability. Goldman Parties shall not be liable for any expenses, losses, damages, liabilities, demands, charges, claims, penalties, fines and taxes (including withholding taxes) of any kind or nature (including legal expenses and attorneys’ fees) (“Losses”) by or with respect to any matters pertaining to any Account, except to the extent that such Losses are actual Losses and are determined by a court of competent jurisdiction or an arbitration panel in a final non-appealable judgment or order to have resulted solely from Goldman’s gross negligence or willful misconduct. Goldman Parties shall not be liable for any Losses caused directly or indirectly by any events beyond Goldman’s control, including, without limitation, any (i) governmental, judicial, Exchange or other self-regulatory organization action or order, (ii) labor disputes, riots, sabotage, insurrection, fires, flood, storm, explosions, earthquakes, electrical power failures, acts of God, war, both declared and undeclared, or acts of terrorism, (iii) suspension or termination of trading, (iv) breakdown or failure of transmission or communication facilities, or (v) failure or delay by any Exchange with respect to any Contracts executed and/or cleared for Customer’s Accounts. In addition, Customer agrees that Goldman Parties shall have no liability for, and agrees to indemnity and hold Goldman Parties harmless from, all Losses that result from: (a) Customer’s or its agents’ misrepresentation, act or omission or alleged misrepresentation, act or omission, (b) Goldman Parties following Customer’s or its agents’ directions or failing to follow Customer’s or its agents’ unlawful or unreasonable directions, (c) any activities or services of Goldman in connection with the Account (including, without limitation, any technology services, reporting, trading, research or capital introduction services), or (d) the failure by any person not controlled by Goldman to perform any obligations to Customer. Nothing in this Section 2(g) shall in any manner restrict Goldman’s rights pursuant to Section 8 hereof. In no event shall Goldman be liable for consequential, incidental or special damages.

3.	Margin and Other Obligations.

(a) Customer agrees to deposit and to maintain margin and to make any premium payments with respect to each Contract, in such form, in such amounts and by such time, as required by (i) Applicable Law; or (ii) by Goldman in its sole discretion. Customer acknowledges and agrees that Goldman has no obligation to establish uniform margin requirements and that margin requirements imposed by Goldman may exceed those of the applicable Exchange.

(b) Customer agrees to pay (i) all brokerage charges commissions and fees relating to Customer’s Account; (ii) all regulatory, Exchange and other self-regulatory fees, fines, penalties and charges, and any taxes (including withholding taxes), incurred or imposed with respect to each Contract or Account; (iii) the amount of any trading loss, debit balance or deficiency in any Account; (iv) interest on any debit balances or deficiencies in any Account and on any monies advanced to Customer; (v) any sums due arising from delivery obligations; and (vi) any other amounts owed by Customer to Goldman with respect to the Accounts or any transactions therein. Customer acknowledges and agrees that Goldman has no obligation to establish uniform brokerage charges, commissions or fees.

The Timothy Plan - 2023 1st Quarterly Board Meeting - ANNUAL RENEWALS

(c) Customer acknowledges and agrees that, if Customer enters into a transaction in any Contract that is denominated in a currency (the “Contract Currency”) other than the currency in which initial margin is deposited, any profit or loss on such Contract arising from changes in exchange rates or the inconvertibility of any currency into another shall be for Customer’s Accounts and risk.

(d) Customer acknowledges and agrees that GSCo. may (but shall not be obligated to) accept from Customer margin deposits in the form of cash or securities denominated in a currency other than the Contract Currency (the “Base Currency”). In that event, GSCo. shall determine Customer’s margin requirements in the Base Currency on any day in a commercially reasonable manner based on current exchange rates between the Base Currency and the Contract Currency and may substitute its property for Customer’s property in order to satisfy customer margin obligations in the Contract Currency at the relevant Exchange. Furthermore, Customer shall pay Goldman’s fees as in effect from time to time for Goldman’s deposit of margin in the Contract Currency with the applicable Exchange. Without limitation of the foregoing, if conversions between the Contract Currency and the Base Currency cannot reasonably be effected due to exchange controls, government restriction, market conditions or other factors, (i) Goldman shall have no obligation to accept the Base Currency in satisfaction of Customer’s margin requirements and any loss resulting from Customer’s inability to satisfy such margin obligations in the Contract Currency shall be solely for Customer’s Accounts and risk and (ii) in the event that Customer is entitled to the return or receipt of margin in connection with transactions in any Contract, Goldman’s sole obligation shall be to deliver to Customer the quantity of the Contract Currency to which Customer is entitled, at such time and in such manner as such delivery may reasonably be made.

(e) Customer further acknowledges and agrees that Goldman shall have the right, in accordance with Applicable Law, to transfer or pledge margin deposited by Customer to any Exchange or to any clearing broker in order to satisfy obligations incurred by Goldman on behalf of Customer, and that any such transfer or pledge shall not diminish Goldman’s rights and Customer’s obligations under this Agreement. Goldman’s rights and Customer’s obligations under this Agreement also shall not be diminished if Goldman pledges or transfers its own or other property to an Exchange or clearing broker in substitution for Customer’s property.

(f) Without limiting or modifying the general provisions of this Agreement, Customer hereby specifically authorizes Goldman to transfer from and/or to Customer’s Account from and/or to any other account Customer may maintain with Goldman such amount of excess funds as in Goldman’s judgment may be necessary at any time to avoid a margin call or to reduce the debit balance in said other account, or to satisfy any other obligations of Customer to Goldman. GSCo. will notify Customer of any transfer of funds made pursuant to this authorization within a reasonable time after each transfer.

(g) Customer hereby agrees to compensate Goldman Parties for any and all (i) Losses incurred by Goldman Parties in connection with the execution and/or clearing of Contracts for Customer’s Accounts hereunder, provided that such Losses are not due to the gross negligence or willful misconduct of Goldman Parties and (ii) Losses incurred by Goldman Parties as a result, directly or indirectly, of Customer’s failure to comply with any provision of, or to perform any obligation under, this Agreement.

4.	Exercise and Delivery.

(a) Customer agrees to give Goldman notice, not later than the time specified by Goldman and, in any event, not later than the time period specified by the applicable Exchange, before the close of trading in the Contract in question, if Customer intends to make or take delivery under any Futures Contract or to exercise any Option Contract. Customer shall furnish Goldman with sufficient funds to take delivery pursuant to, or to exercise and provide initial margin for, any such Contract and/or deliver to Goldman any property required to be delivered by Customer under any such Contract at such time and in such manner as may be required by Goldman. If Customer fails to perform its obligations under this paragraph, Goldman may, but is not required to, take any action it deems, in its sole discretion, necessary for its protection, including, without limitation, liquidating the relevant positions. If Customer makes or takes delivery under any Contract, Customer represents that it has knowledge of the applicable delivery process, is capable of making or taking such delivery, and has the infrastructure necessary to make or take delivery.

(b) Certain Option Contracts sold by Customer are subject to exercise at any time. Exercise notices received by Goldman from the applicable Exchange with respect to any Option Contract sold by Goldman’s customers may be allocated among such customers (including Customer) pursuant to a random allocation procedure, or such other procedures mandated by the applicable Exchange, and Customer shall be bound by any allocation made to it pursuant to such procedure. Such notices may be allocated to Customer after the close of trading on the day on which such notices have been allocated to Goldman by the applicable Exchange. Goldman shall use reasonable efforts to contact Customer promptly upon its allocation of an exercise notice to Customer. Customer understands and agrees that Goldman may change its allocation method at any time, upon notice to Customer.

The Timothy Plan - 2023 1st Quarterly Board Meeting - ANNUAL RENEWALS

(c) If Customer fails to comply with any of the foregoing obligations in this Section 4, Goldman may take any action or may take no action, as it deems appropriate in its sole discretion, with respect to any Option Contract (and, without limiting the foregoing, shall have no obligation to exercise any Option Contract purchased by Customer), and Goldman Parties shall have no liability for any action that it takes or fails to take with respect to any such Option Contract.

5.	Position Limits.

Goldman shall have the right, whenever in its sole discretion it deems it appropriate, to limit the size and number of open Contracts (net or gross) that Goldman will at any time execute, clear and/or carry for Customer, to require Customer to reduce open positions carried with Goldman, and to refuse acceptance of orders to establish new positions. Customer shall comply with all position limit rules imposed by Applicable Law and shall not violate such limits whether acting alone or in concert with others. If Customer is required to file any position report with any regulatory or self-regulatory authority, Customer shall promptly file and provide Goldman with copies of any such report.

6.	Lien.

(a) Customer agrees that (i) all Accounts, (ii) all Contracts, (iii) all funds, securities, credit balances, and other property of Customer (owned either individually or jointly with others or in which Customer has any interest) that may from time to time be held by or on behalf of Goldman, or which are, or may become, due to Customer or to Goldman for any of Customer’s Accounts (including amounts from any Exchange or clearing broker in respect of any Contracts), and (iv) all proceeds in the foregoing and all rights Customer may have against Goldman ((i) through (iv) collectively, “Collateral”) are hereby pledged to Goldman and shall be subject to a general lien, first priority security interest and right of set-off for the discharge of all Customer’s obligations to Goldman. Customer further agrees that Goldman may, in exercising its rights hereunder, deduct any amounts from any of Customer’s Accounts and apply or transfer any of Customer’s securities and other property interchangeably between any of Customer’s accounts, each of which unreservedly guarantees all obligations of Customer to Goldman. Customer acknowledges that GSCo. and each of its Affiliates act as agents for each other in respect of the rights subject to the lien as described above.

Customer and Goldman acknowledge and agree that (A) all Collateral other than the Accounts (including cash Collateral, but excluding “commodity contracts” within the meaning of the Uniform Commercial Code in effect in the State of New York (the “UCC”)) held in or credited to any Account will be treated as “financial assets” within the meaning of Article 8 of the UCC (“Article 8”) and (B) each Account in or to which any Collateral referred to in clause (A) is held or credited will constitute a “securities account” within the meaning of Article 8 as to which GSCo. will be acting as “securities intermediary” within the meaning of Article 8. To the extent any commodity contract (within the meaning of the UCC) is carried in any Account, such Account will constitute a “commodity account” within the meaning of the UCC as to which GSCo. is the “commodity intermediary” within the meaning of the UCC. New York is the “securities intermediary’s jurisdiction” and the “commodity intermediary’s jurisdiction” for purposes of the UCC. Goldman shall have all the rights and remedies of a secured party under the UCC with respect to any of the foregoing property (whether or not the UCC is otherwise applicable in the relevant jurisdiction).

(b) The security interest created by Customer hereunder (i) shall be a continuing security interest and shall not be satisfied by any intermediate performance of Customer’s obligations, and (ii) shall be in addition to and shall not be affected by any other security interest now or subsequently held by Goldman for all or any of Customer’s obligations.

(c) Customer shall promptly execute such documents and take such other action as Goldman shall reasonably request in order to perfect Goldman’s rights with respect to any Collateral. Customer hereby irrevocably appoints Goldman as Customer’s attorney-in-fact, with full authority in the place and stead of Customer, under a power coupled with an interest, and in the name of Customer or otherwise, from time to time in Goldman’s discretion, to act on Customer’s behalf to sign, seal, execute and deliver all documents, and do all acts, as may be required, or as Goldman shall determine to be advisable, to perfect the security interest created under this Agreement in, provide for any Affiliate to have control of, or realize upon any rights of any Affiliate in, any or all of the Collateral. To perfect its security interest in all or a portion of the Collateral, Goldman may file UCC financing statements and amendments thereto naming Customer as the debtor in the appropriate filing offices in the United States and may need to make comparable filings or provide other evidence of Goldman’s security interest in foreign jurisdictions, if applicable. Customer agrees to notify Goldman within thirty (30) days following the occurrence of any change in its legal name, jurisdiction of formation, form of organization, place of residence (if Customer is an individual), or chief executive office to enable Goldman to maintain its perfected status in the Collateral. Except as otherwise agreed by Goldman, neither all nor any part of the Collateral shall be subject to, nor shall Customer create or purport to create thereover, any pledge, hypothecation, assignment or any other form of security interest.

The Timothy Plan - 2023 1st Quarterly Board Meeting - ANNUAL RENEWALS

(d) Goldman shall be under no obligation to return to Customer the same property deposited with Goldman or received by Goldman for Customer’s Accounts, but may return other property of like or equivalent kind or amount.

7.	Customer Representations.

(a) Customer represents and warrants as of the date hereof and on the date of each transaction executed hereunder that:

(i) Lawful Agreement. The person authorized to execute this Agreement on behalf of Customer (including, without limitation, with respect to any employee benefit plan, any trustee, or, if more than one, each trustee of Customer), is duly authorized and empowered to execute and deliver this Agreement and to effect purchases and sales of Contracts through Goldman and Customer has determined that trading in Contracts is appropriate for Customer. Such transactions and this Agreement do not and will not violate any Applicable Law, any judgment, order or agreement to which Customer or its property is subject or by which it or its property is bound or any documents or instruments governing the investment and trading activities of Customer. This Agreement is a valid and binding agreement of Customer, enforceable against Customer in accordance with its terms. Customer has made and will make any disclosures regarding its trading of Contracts which are required under Applicable Law.

(ii) Compliance with Applicable Law. Customer and each transaction contemplated hereunder is and will be in compliance with all Applicable Law, including, without limitation, anti-money laundering and registration requirements of the CEA and NFA.

(iii) No Plan Assets. Unless Customer has executed Appendix VII attached, Customer is not (A) an employee benefit plan that is subject to the fiduciary responsibility part of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (B) a plan that is subject to Section 4975 of the Internal Revenue Code of 1986 (the “Code”), (C) any other plan that is subject to any law, rule or regulation substantially similar to Section 406 of ERISA or Section 4975 of the Code or (D) an entity the underlying assets of which are deemed to constitute the assets of a plan within the meaning of (A), (B), or (C) (each of (A), (B), (C) or (D), a “ Plan Asset Customer”).

(iv) Financial Information. Any financial or other information provided to Goldman by Customer in connection with this Agreement or the opening or maintenance of Customer’s Accounts is and will be accurate and complete in every material respect.

(v) Employees of FCMs, Self-Regulatory Organizations or the CFTC. If Customer is an individual, Customer is not a partner, officer, director, employee or owner of more than ten percent of the equity interest of any FCM, any introducing broker or any self-regulatory organization, or an employee of the CFTC, except as otherwise disclosed to GSCo. in writing.

(vi) Cash Transactions. Customer is aware that CFTC regulations require Customer to create, retain and produce upon the request of the CFTC, the United States Department of Justice and the applicable Exchange, documentation of cash transactions underlying exchanges of futures for cash commodities or exchanges of futures in connection with cash commodity transactions.

(vii) Recording of Telephone Conversations. Customer understands that Goldman may record telephone conversations and Customer acknowledges, authorizes and consents to the recording of conversations by means of electronic telephone recording equipment, whether such conversations occur between officers, directors, partners, employees or other agents of Goldman and Customer. Customer understands that such conversations may be recorded without further notice or disclosure, without the use of an automatic tone warning device, and without assuming responsibility to make or retain such recordings.

(viii) Customer Eligibility. In the event that at any time Customer must meet specific criteria or have a specified status (e.g., Eligible Contract Participant, etc.) in order to trade in a certain product, Customer represents and warrants that it meets such criteria and/or specified status (as applicable).

The Timothy Plan - 2023 1st Quarterly Board Meeting - ANNUAL RENEWALS

(ix) Give-Ups. Customer will not execute Contracts through other brokers to be given up to Goldman for clearance or carrying in any Account prior to having a separate written agreement in place with Goldman.

(b) Customer agrees to promptly notify GSCo. in writing if any representation or warranty made by Customer ceases to be accurate and complete in any material respect.

8.	Customer Default.

(a) If (i) Customer fails to deposit or maintain required margin, fails to pay required premiums or fails to make any other payments required hereunder or otherwise in respect of any Contract; (ii) Customer defaults on any obligations to Goldman in respect of any transaction or agreement; (iii) any representation made by Customer or Advisor, if any, is not or ceases to be accurate and complete in any material respect; (iv) a case in bankruptcy is commenced or a proceeding under any insolvency or other law for the protection of creditors or for the appointment of a receiver, trustee or similar officer is filed by or against Customer or Customer makes or proposes to make any arrangement for the benefit of its creditors, or Customer or any of its property is subject to any agreement, order or judgment providing for Customer’s dissolution, liquidation or reorganization, or for the appointment of a receiver, trustee or similar officer of Customer or such property; (v) any warrant or order of attachment is issued against any Account or a judgment is levied against any Account; (vi) Goldman, after notifying Customer and offering Customer the opportunity to provide adequate assurances acceptable to Goldman within a reasonable period of time under the circumstances, reasonably considers it necessary for its protection; (vii) Customer (if an individual) dies or becomes incompetent or Customer (if an entity) is dissolved or in any other way terminated; (viii) proceedings for the revocation or suspension of any registration required in connection with Customer’s activities have been instituted or are pending or threatened by any governmental agency or self-regulatory organization; or (ix) Customer defaults on any other obligation to Goldman hereunder, (each an “Event of Default”), then Goldman shall have the right, without limitation, to (A) close out any or all of Customer’s open Contracts; (B) cancel any or all of Customer’s outstanding orders; (C) treat any or all of Customer’s obligations due Goldman as immediately due and payable; (D) net and set off any obligations of Goldman to Customer against any obligations of Customer to Goldman; (E) sell any Collateral and/or net and set off and apply any Collateral or the proceeds of the sale of any Collateral to satisfy any obligations of Customer to Goldman; (F) borrow, buy, or sell any options, securities, Contracts or other property for any Account; and/or (G) terminate any or all of Goldman’s obligations for future performance to Customer. Customer appoints Goldman as Customer’s attorney-in-fact to sign, complete, and deliver any and all documents necessary or desirable to carry out (A) through (G) above.

(b) So long as Goldman’s rights or position would not be jeopardized thereby, Goldman shall make a good faith effort to notify Customer of its intention to take any of the actions specified in (A) through (G) of Section 8(a) above before taking any such action, provided that Goldman shall not be deemed to have breached any obligation to Customer if no such notice is given. Any sale or purchase hereunder may be made in any manner determined by Goldman to be commercially reasonable. It is understood that, in all cases, a prior demand or notice shall not be considered a waiver of Goldman’s right to take any action provided for herein and that Customer shall be liable for the payment of any deficiency remaining in each Account after any such action is taken, together with interest thereon and all costs relating to liquidation and collection (including attorneys’ fees).

9.	Communications.

(a) Goldman may communicate with Customer by e-mail from time to time. By executing this Agreement, Customer agrees to receive written confirmations, monthly statements and other communications containing customer information by e-mail. If Customer does not wish to receive written confirmations, monthly statements and other communications by e-mail, Customer must notify GSCo. in writing. Customer acknowledges that e-mail messages are not secure and may contain computer viruses or other defects, may not be accurately replicated on other systems, or may be intercepted, interfered with, or deleted without the knowledge of the sender or the intended recipient. Goldman makes no warranties in relation to these matters. Goldman reserves the right to intercept, monitor and retain e-mail messages to and from its systems as permitted by Applicable Law. Although GSCo. has offered Customer a secure alternative for sending confidential client information, by requesting to have such information sent in insecure e-mails, Customer accepts these risks. Customer agrees that Goldman Parties shall have no liability and Customer shall indemnity Goldman Parties for any Losses resulting from the use of insecure e-mails.

(b) Any report, instruction or other communication transmitted pursuant to this Agreement shall be transmitted to Customer as indicated on the enclosed New Account Information Form or on the records of Goldman, or to Goldman at 200 West Street, 3rd Floor, New York, New York 10282, Attention: Futures Services / Clearing Services Department, by facsimile at (646) 835-3248 or by telephone at (212) 902-7520, (212) 357-2266, or (312) 362-3034 or at such other address or number as either party hereto notifies each other party hereto in writing.

The Timothy Plan - 2023 1st Quarterly Board Meeting - ANNUAL RENEWALS

(c) Communications mailed, electronically transmitted or made available via Goldman’s internet or intranet website, file transfer protocol or other electronic means, whether now in existence or in the future devised, or otherwise sent to Customer at the address or other Customer locators (which may include, without limitation, e-mail or Internet Protocol (IP) addresses depending on the delivery method) specified in GSCo.’s records shall, until GSCo. has received notice in writing of a different address or locator and has updated its records, be deemed to have been delivered by Goldman when sent and Customer waives all claims resulting from failure to receive such communications.

10.	Severability.

If any provision of this Agreement is or at any time becomes inconsistent with or invalid under any present or future Applicable Law, such inconsistent or invalid provision shall be deemed to be superseded or modified to conform to such Applicable Law, but in all other respects this Agreement shall continue in full force and effect.

11.	Entire Agreement.

This Agreement, any and all Appendices and/or Supplements executed in connection with this Agreement, the Cleared Derivatives Transactions Addendum (if applicable), and the accompanying Disclosure Statements and Other Notices constitute the entire agreement between Customer and GSCo. with respect to the subject matter hereof and supersede any prior agreements between the parties with respect to such subject matter.

12.	Termination.

This Agreement shall continue in full force until written notice of termination is given in accordance with Section 9 of this Agreement by Customer or GSCo. Termination of this Agreement shall not affect any transaction entered into before receipt of notice of such termination and shall not relieve any party hereto of any obligations incurred hereunder. Upon delivery of a notice of termination, Customer shall promptly take all action necessary either to close out all open positions in any Account or to transfer all such positions to another FCM. Upon satisfaction by Customer of all obligations to Goldman arising hereunder (including payment obligations with respect to the transfer of Contracts to another FCM), GSCo. shall, if there are any remaining open Contracts or other property in any Account, transfer to the FCM specified by Customer all Contracts, cash, securities and other property, then held for any Account, whereupon this Agreement shall terminate. If Customer fails to close out or transfer all open positions promptly following delivery of a notice of termination, notwithstanding anything to the contrary in the Agreement, Goldman may take any and all actions it deems, in its sole discretion, necessary, including but not limited to, closing out any and all open positions in any Account.

13.	Amendment or Waiver.

Except as otherwise provided herein, all waivers and modifications must be in writing signed by the party against whom it is to be enforced, provided, however, that GSCo. may amend this Agreement in accordance with any change in Applicable Law. GSCo. will notify Customer of any such amendment. The rights and remedies of Goldman and Customer under this Agreement are cumulative and no waiver or modification of this Agreement or of any such right or remedy may be inferred from any failure by Goldman or Customer to exercise any right or remedy under this Agreement.

14.	Successors; Binding Effect.

(a) This Agreement shall inure to the benefit of, and be binding upon, each of the parties and their respective successors and assigns.

(b) This Agreement and the obligations of Customer hereunder may not be assigned or delegated by Customer without the prior written consent of GSCo., and any purported assignment or delegation without such consent shall be void. GSCo. may not assign its rights nor delegate its obligations under this Agreement, in whole or part, without the prior written consent of Customer, and any purported assignment or delegation without such consent shall be void, except for an assignment and delegation of all of GSCo.’s rights and obligations hereunder to any Affiliate or successor. Upon any such assignment and delegation of obligations, Goldman shall be relieved of and fully discharged from all obligations hereunder, whether such obligations arose before or after such assignment and delegation.

15.	Governing Law.

This Agreement, each Contract entered into hereunder, and all matters arising in connection with this Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of New York (without giving effect to its conflicts of law principles).

The Timothy Plan - 2023 1st Quarterly Board Meeting - ANNUAL RENEWALS

16.	Consent to Jurisdiction; Waiver of Jury Trial.

Unless Customer agrees to submit all disputes arising out of or relating to this Agreement or any transaction in connection herewith to arbitration pursuant to Appendix II, Customer submits to the exclusive jurisdiction of the courts of the State of New York located in the County of New York and of the Federal courts in the Southern District of New York with respect to any proceeding arising out of or relating to this Agreement or any transaction in connection herewith, and consents to the service of process by the mailing to Customer of copies thereof by certified mail to the address of Customer as it appears on the books and records of GSCo., such service to be effective ten days after mailing. Customer hereby waives irrevocably (i) any objection to the jurisdiction of any such court which it might otherwise be entitled to assert in any proceeding arising out of or relating to this Agreement or any transaction in connection herewith; and (ii) any defense of sovereign immunity or other immunity from suit or enforcement, whether before or after judgment.

CUSTOMER HEREBY WAIVES A TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION IN CONNECTION T HEREWITH.

17.	Use of Name.

Customer agrees not to use Goldman’s name for any purpose without Goldman’s prior written consent, including, but not limited to, in any advertisement, publication or offering material; provided, however, that GSCo. consents to Customer’s stating in its offering documents that GSCo. is its FCM so long as such statement is factually accurate at the time the statement is made. Customer acknowledges that Goldman has no responsibility for the preparation and accuracy of such offering documents.

18.	Captions.

All captions used herein are for convenience only, are not a part of this Agreement, and are not to be used in construing or interpreting any aspect of this Agreement.

19.	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Acknowledgements. Customer hereby expressly acknowledges and agrees that Customer has received, read and understood, and has retained a copy of, the “Disclosure Statements and Other Notices”, which include the disclosures required by CFTC Rules 1.55(c) and 30.6, and the bankruptcy election included in the attached hedging designation.

Date:	11/8/2018

Name of Customer:	Timothy Plan on behalf of the funds listed on Schedule A

By/Signature:
	Name: Arthur Ally	Title: President

The Timothy Plan - 2023 1st Quarterly Board Meeting - ANNUAL RENEWALS

FUTURES AND OPTIONS ON FUTURES ACCOUNT AGREEMENT	Goldman Sachs & Co. LLC 200 West Street New York, New York 10282

APPENDIX I

HEDGING ACCOUNT DESIGNATION

(To Be Completed by Customer Using Futures for Hedging Purposes)

This Hedging Account Designation relates to the Futures and Options on Futures Account Agreement (the “Agreement”) entered into between GSCo. and the customer identified below (“Customer”) and all capitalized terms used but not defined in this Appendix I shall have the respective meanings assigned to such terms in the Agreement.

Each order by Customer to buy or sell any Contracts in the Account, unless otherwise designated in writing to GSCo. in advance, will be a hedging, arbitrage, spreading or risk management transaction not subject to speculative position limit rules and speculative margin requirements under applicable exchange rules.

CFTC regulations require GSCo. to provide each hedge customer the opportunity to issue instructions to liquidate or transfer to another futures commission merchant all hedging positions in the unlikely event that GSCo. becomes bankrupt. Please check the appropriate box to indicate if Customer prefers liquidation [  ], or transfer [  ], of all Customer’s hedging positions in the event of GSCo.’s bankruptcy. Customer acknowledges that no assurance can be given that any hedging positions will be transferred even if Customer has given such instruction. If neither box is checked, Customer will be deemed to have chosen to have all Customer’s hedging positions liquidated.

Date:	11/8/2018

Name of Customer:	Timothy Plan on behalf of the funds listed on Schedule A

By/Signature:
	Name: Arthur Ally	Title: President

The Timothy Plan - 2023 1st Quarterly Board Meeting - ANNUAL RENEWALS

APPENDIX II

ARBITRATION

(To Be Completed by Customer Consenting to Arbitration for Dispute Resolution)

If Customer consents to arbitration for dispute resolution, Customer agrees that the following terms shall be applicable to and shall constitute a part of the Futures and Options on Futures Account Agreement (the “Agreement”) to which this Appendix II is attached, and all capitalized terms used but not defined in this Appendix II shall have the respective meanings assigned to such terms in the Agreement.

Customer and Goldman agree that any and all disputes arising out of the Agreement shall be settled by arbitration. If such a dispute arises, Customer shall have the opportunity to elect a qualified forum for conducting such proceeding from a list provided by GSCo., which list shall include: (a) the contract market, if available, upon which the transaction giving rise to the dispute was executed or could have been executed; (b) the NFA; and (c) at least one other organization that will provide Customer with the opportunity to select the location of the arbitration proceeding from among several major cities in diverse geographic regions and that will provide Customer with the choice of a panel or other decision maker composed of at least one or more persons, of which at least a majority are not members or associated with a member of a contract market or employee thereof, and which are not otherwise associated with a contract market (a “Mixed Panel”). Forty-five (45) days after receipt by Customer of such list, Goldman may select a forum from such list. Goldman agrees to pay any incremental fees that may be assessed by a qualified forum for the provision of a Mixed Panel, unless the arbitrators determine that Customer has acted in bad faith in initiating or conducting the proceeding.

The following is a CFTC-mandated disclosure:

THREE FORUMS EXIST FOR THE RESOLUTION OF COMMODITY DISPUTES: CIVIL COURT LITIGATION, REPARATIONS AT THE CFTC AND ARBITRATION CONDUCTED BY A SELF-REGULATORY OR OTHER PRIVATE ORGANIZATION. THE CFTC RECOGNIZES THAT THE OPPORTUNITY TO SETTLE DISPUTES BY ARBITRATION MAY IN SOME CASES PROVIDE MANY BENEFITS TO CUSTOMERS, INCLUDING THE ABILITY TO OBTAIN AN EXPEDITIOUS AND FINAL RESOLUTION OF DISPUTES WITHOUT INCURRING SUBSTANTIAL COSTS. THE CFTC REQUIRES, HOWEVER, THAT EACH CUSTOMER INDIVIDUALLY EXAMINE THE RELATIVE MERITS OF ARBITRATION AND THAT YOUR CONSENT TO THIS ARBITRATION AGREEMENT BE VOLUNTARY.

BY SIGNING THIS ARBITRATION AGREEMENT, YOU: (1) MAY BE WAIVING YOUR RIGHT TO SUE IN A COURT OF LAW; AND (2) ARE AGREEING TO BE BOUND BY ARBITRATION OF ANY CLAIMS OR COUNTERCLAIMS WHICH YOU OR GOLDMAN MAY SUBMIT TO ARBITRATION UNDER THIS ARBITRATION AGREEMENT. YOU ARE NOT, HOWEVER, WAIVING YOUR RIGHT TO ELECT INSTEAD TO PETITION THE CFTC TO INSTITUTE REPARATIONS PROCEEDINGS UNDER SECTION 14 OF THE COMMODITY EXCHANGE ACT WITH RESPECT TO ANY DISPUTE WHICH MAY BE ARBITRATED PURSUANT TO THIS ARBITRATION AGREEMENT. IN THE EVENT A DISPUTE ARISES, YOU WILL BE NOTIFIED IF GOLDMAN INTENDS TO SUBMIT THE DISPUTE TO ARBITRATION. IF YOU BELIEVE A VIOLATION OF THE COMMODITY EXCHANGE ACT IS INVOLVED AND YOU PREFER TO REQUEST A SECTION 14 “REPARATIONS” PROCEEDING BEFORE THE CFTC, YOU WILL HAVE 45 DAYS FROM THE DATE OF SUCH NOTICE IN WHICH TO MAKE THAT ELECTION.

YOU NEED NOT SIGN THIS ARBITRATION AGREEMENT TO OPEN AN ACCOUNT WITH GSCO. SEE 17 CFR 166.5.

Date:	11/8/2018

Name of Customer:	Timothy Plan on behalf of the funds listed on Schedule A

By/Signature:
	Name: Arthur Ally	Title: President

The Timothy Plan - 2023 1st Quarterly Board Meeting - ANNUAL RENEWALS

APPENDIX III

ADVISOR AUTHORIZATION

(To Be Completed by Customer)

This trading authorization and certain additional representations (“Authorization”) relates to the Futures and Options on Futures Account Agreement (the “Agreement’’) entered into between GSCo. and the customer identified below (“Customer”) and all capitalized terms used but not defined in this Appendix III shall have the respective meanings assigned to such terms in the Agreement.

Customer hereby authorizes the advisor identified below (“Advisor”) as its agent and attorney-in-fact to purchase, sell and otherwise deal in Contracts and effect transactions on Contracts and instruct GSCo. with respect to all things necessary in connection with the Account on behalf of Customer, all in accordance with the terms and conditions as set forth in the Agreement, for Customer’s risk and in Customer’s name. Goldman is authorized and instructed to follow the instructions of the Advisor in every respect concerning the Account, as set forth in the Agreement and to act or refrain from acting in accordance with such instructions to the same extent and with the same force and effect as if such instructions were given by Customer directly. Without limiting the generality of the foregoing, the Advisor is authorized to access and use services, facilities, and information provided electronically and, on behalf of Customer, to agree to the terms regarding such use and access.

Customer hereby ratifies and confirms any and all transactions with Goldman heretofore or hereafter made by Advisor for the Accounts.

Customer acknowledges that: (i) at all times at which any transaction under the Agreement remains outstanding, Customer has given Advisor the authority to exercise any of Customer’s rights over its Accounts at Customer’s risk, and Goldman is authorized to act, or omit to act, upon any communication or instruction of Advisor as though given by Customer; (ii) any communication or notice given to Advisor by Goldman or received from Advisor by GSCo. shall be deemed to have been given to, or received from, Customer, as the case may be, and any instruction or action of Advisor shall be deemed to constitute the instruction or action of Customer; and (iii) it has received and read a copy of Advisor’s current disclosure document or a written statement from Advisor that Advisor is exempt from the requirement to provide such a disclosure document.

This Authorization (a) shall be continuing and shall remain in full force and effect until GSCo.’s receipt of written notice of Customer’s revocation thereof and GSCo. has had reasonable time to act on such notice (provided, however, that such revocation shall not be effective with respect to open positions or outstanding orders submitted by the Advisor but not yet executed); (b) shall inure to the benefit of Goldman and its successors; (c) shall be binding upon Customer, its successors and legal representatives; and (d) is in addition to (and in no way limits or restricts) any rights which Goldman may have under the Agreement or any other agreement or agreements between Customer and Goldman.

Name of Advisor:	Victory Capital Management

Date:	11/8/2018

Name of Customer:	Timothy Plan on behalf of the funds listed on Schedule A

By/Signature:
	Name: Arthur Ally	Title: President

The Timothy Plan - 2023 1st Quarterly Board Meeting - ANNUAL RENEWALS

APPENDIX IV

ADVISOR REPRESENTATIONS

(To Be Completed by Customer’s Advisor)

This Appendix IV supplements the Futures and Options on Futures Account Agreement (the “Agreement”) entered into between GSCo. and the customer identified below (“Customer”). All capitalized terms used but not defined in this Appendix IV shall have the respective meanings assigned to such terms in the Agreement. In the event any provision in this Appendix IV conflicts or is inconsistent with any provision of the Agreement, the provisions of this Appendix IV shall control for matters or services related to this Appendix IV.

Customer’s advisor identified below (“Advisor”) represents and warrants that it (I) will enter into futures contracts, options on futures contracts, and over-the-counter derivative products cleared through any derivatives clearing organization or other organized clearing house (“Contracts”) on Customer’s behalf and instruct GSCo. in connection with such Contracts or Customer’s accounts carrying such Contracts (“Accounts”), if and only to the extent that it is authorized and empowered to do so on behalf of Customer and (II) is either (i) a commodity trading advisor registered as such pursuant to the CEA and a member of the NFA and it either has furnished Customer with a copy of its commodity trading advisor disclosure document, which disclosure document fully complies with the requirements of CFTC Regulation 4.31 or it is exempt from being required to deliver such a disclosure document to Customer pursuant to CFTC Regulation 4.7 or (ii) not required to be registered as a commodity trading advisor.

Advisor represents and warrants, in its individual and fiduciary capacity, which representations and warranties are deemed to be repeated on each date on which the Agreement is in effect and on each date on which any transaction contemplated by the Agreement is outstanding, that either: (A) the Customer is not (i) an employee benefit plan that is subject to the fiduciary responsibility part of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a plan that is subject to Section 4975 of the Internal Revenue Code of 1986 (the “Code”), (iii) any other plan that is subject to any law, rule or regulation substantially similar to Section 406 of ERISA or Section 4975 of the Code or (iv) an entity the underlying assets of which are deemed to constitute the assets of a plan within the meaning of (i), (ii), or (iii) (each of (i), (ii), (iii) or (iv), a “Plan Asset Customer”); or (B) (1) it is fully familiar with the requirements of ERISA, the Code and any applicable state or other laws as they relate to Customer and has determined that the purchase and sale of Contracts by Customer is and will be in full compliance with the requirements (to the extent applicable) of Section 404 of ERISA, including without limitation the “prudence” and “diversification” requirements of Section 404(a)(1)(B) and (C) of ERISA (or any similar state or other laws), and other applicable laws; (2) the Agreement and each transaction entered into under the Agreement (and each transaction contemplated thereby) will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or, in the case of any governmental Plan, any similar provision) by reason of Department of Labor Prohibited Transaction Class Exemption 84-14, as amended (“PTCE 84-14”), Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code, or another available exemption; (3) Advisor shall enter into any transaction under the Agreement on Customer’s behalf on the basis of determining that Customer (and each employee benefit plan which constitutes the assets of Customer) will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17)(B) of ERISA); (4) by Goldman having made any oral or written statement or communication prior to the date hereof, or by making any future oral or written statement or communication to Customer or Advisor, including relating to this Agreement or any transactions entered into or contemplated hereunder, Goldman is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with this Agreement or transactions entered into or contemplated hereunder, and Goldman is not, nor shall Goldman become, a fiduciary with respect to Customer by reason of its services provided hereunder because the conditions of the exception for “independent fiduciaries with financial expertise” as set forth in 29 CFR 2510.3-21(c)(1) are satisfied; and (5) Advisor is an “ investment manager” as defined in Section 3(38) of ERISA and is a “qualified professional asset manager” within the meaning of PTCE 84-14, with respect to Customer and each employee benefit plan the assets of which constitute the assets of Customer.

In addition, if any of Customer’s Contracts will be governed by the terms of a Cleared Derivatives Transactions Addendum (the “Addendum”) then, with respect to such Contracts, Advisor represents and warrants, in its individual and fiduciary capacity, which representations and warranties are deemed to be repeated on each date on which the Agreement or the Addendum is in effect and on each date on which any transaction contemplated by the Agreement or the Addendum is outstanding, that either: (A) the Customer is not a Plan Asset Customer; or (B) (I) GSCo. is not a “ fiduciary” with respect to Customer within the meaning of Section 3(21) of ERISA or any other Applicable Law (including, without limitation, by virtue of GSCo.’s reservation or exercise of any rights GSCo. may have in connection with the Agreement, the Addendum or any transaction contemplated by the Agreement or the Addendum) because the conditions of the exception for “independent fiduciaries with financial expertise” as set forth in 29 CFR 25 10.3-2l(c)(I) are satisfied; (2) no amounts paid directly or indirectly by Customer to GSCo. are compensation for any investment advice rendered by GSCo. to Customer; (3) GSCo. has no authority or responsibility to render investment advice with respect to any moneys or other property of Customer, and by having made any oral or written statement or communication prior to the date hereof, or by making any future oral or written statement or communication to Customer or Advisor, including in relation to the Agreement and this Addendum, or any transactions entered into or contemplated thereunder. neither GSCo. nor any of its Affiliates is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the Agreement, the Addendum or any transactions entered into or contemplated thereunder; and (4) the execution and delivery of the Agreement and the Addendum and the performance of each transaction (including each Transaction as defined in Section 7 of the Addendum) contemplated by the Agreement and the Addendum do not and will not constitute a (A) non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code by reason of the application of PTCE 84-14 or Prohibited Transaction Class Exemption 96-23, as amended, or (B) “prohibited transaction” within the meaning of any law, rule or regulation substantially similar to Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

The Timothy Plan - 2023 1st Quarterly Board Meeting - ANNUAL RENEWALS

lf Advisor is resident in Canada, Advisor is a company registered under the securities legislation of a jurisdiction of Canada as an adviser. Advisor acknowledges that (i) GSCo.’s principal place of business is located in New York, New York, United States of America; (ii) GSCo. is not registered as to trade the Contracts in any province or territory of Canada; (iii) all or substantially all of the assets of GSCo. are situated outside of Canada: (iv) there may be difficulty enforcing legal rights against GSCo. for these reasons; and (v) the name and address of GSCo.‘s agent for service of process in each of British Columbia, Alberta, Saskatchewan and Ontario is:

Jurisdiction	Agent	Address
British Columbia	Borden Ladner Gervais LLP	200 Burrard Street 120 Waterfront Centre Vancouver, British Columbia V7X 1T2 Canada
Alberta	Osler, Hoskin & Harcourt LLP	Suite 2500, 450-1st Street S. W. Calgary, Alberta T2P 5H1 Canada
Saskatchewan	MacPherson Leslie & Tyerman LLP	1500-1874 Scarth Street Regina, Saskatchewan S4P 4E9 Canada
Ontario	Goldman Sachs Canada Inc.	77 King Street West Suite 3400 Toronto, Ontario M5K 1B7 Canada

Name of Customer:	TIMOTHY PLAN ON BEHALF OF FUNDS LISTED ON SCHEDULE A

Date:	11/8/2018

Name of Advisor:	VICTORY CAPITAL MANAGEMENT

By/Signature:		COO
	Name:	Title:

The Timothy Plan - 2023 1st Quarterly Board Meeting - ANNUAL RENEWALS

APPENDIX V

CONSENT TO ELECTRONIC DELIVERY

(To Be Completed by Customer Consenting to Electronic Delivery of Statements)

This Consent to Electronic Delivery (the “Supplement”) is part of the Futures and Options on Futures Account Agreement (the “Agreement”) entered into between GSCo. and the customer identified below (“Customer”). Unless otherwise defined in this Supplement, defined terms have the same meaning as set forth in the Agreement. In the event any provision in this Supplement conflicts or is inconsistent with any provision of the Agreement, the provisions of this Supplement shall control for matters or services related to this Supplement. This Supplement sets forth certain additional terms and conditions under which Goldman will deliver Account Communications (defined below) electronically, via e-mail, file protocol transfer, an online posting on Goldman’s website, CD-Rom or any other similar method when such delivery is available (collectively, “Electronic Services”).

1. Customer hereby consents to receiving all Account Communications from Goldman electronically. For this purpose, Account Communications includes, but is not limited to, disclosure documents, account statements, confirmations, margin and maintenance calls, privacy notices, disclosures, regulatory communications and other information, notices and documents (including amendments to the Agreement and this Supplement) delivered or provided to Customer by Goldman, by the issuers of the securities in which Customer invests and by other parties in connection with Customer’s Account. Account Communications may be provided via Electronic Services. Furthermore, Customer authorizes Goldman to deliver Account Communications to Customer by sending Customer a notice, which may be in the form of an e-mail containing a hyperlink or other instructions, that directs Customer to a website that contains Account Communications which can be read and printed. Customer agrees that the sending of such notice by Goldman will constitute good and effective delivery of the Account Communications to Customer, regardless of whether Customer actually accesses the website containing the Account Communications. Customer’s consent extends to all Account Communications, however, not all Account Communications may be available for delivery via Electronic Services at this time. Customer will be notified in advance when new categories of Account Communications are available for delivery via Electronic Services, at which time Customer may stop receiving paper versions of those Account Communications. Customer acknowledges that Customer may incur expenses (such as online service provider charges) associated with Customer’s use of the Electronic Services to it and agrees that Customer will be solely responsible for all such expenses. In addition, Customer acknowledges and agrees that:

(a) Customer’s consent is effective immediately and will remain in effect unless and until either Customer or GSCo. revokes it. Customer may revoke this consent to delivery via Electronic Services at any time by giving GSCo. written notice of such revocation. Goldman may, but is not required to send Customer paper copies of any Account Communications that it is entitled to deliver to Customer via Electronic Services. Furthermore, at Customer’s request, Goldman will send paper copies of any Account Communications that the law requires Goldman to provide. Customer may request paper copies of Account Communications by contacting GSCo. Customer agrees, however, that if Customer (or Customer’s agent, if applicable) revokes or suspends its consent or requests paper copies of Account Communications, Goldman may restrict or terminate Customer’s access to the Electronic Services or eliminate product features of Customer’s Account. Customer agrees, however, that neither Customer’s revocation of consent, request for paper copies, nor Goldman’s delivery of a paper copy will imply that the previous delivery via Electronic Services of the Account Communications did not constitute good and effective delivery.

(b) Customer will notify GSCo. immediately in writing of any change in Customer’s e-mail address, IP address, facsimile number or any other electronic delivery address agreed between Customer and Goldman. Customer may provide notice of a change in its electronic delivery address by giving written notice to GSCo. Until GSCo. has received and had a reasonable time to act on any notice of a change, GSCo. may continue to send Account Communications to Customer’s previous e-mail address, IP address, facsimile number or other electronic address, and any such Account Communications will be deemed to have been delivered to Customer, whether or not Customer has actually received it.

(c) If Customer (or Customer’s agent, if applicable) is deemed to have revoked its consent to delivery via Electronic Services, Goldman may restrict or terminate Customer’s access to the Electronic Services or eliminate product features of Customer’s Account.

(d) Customer agrees that the primary method Goldman will use to deliver Account Communications to Customer will be to post the information on Goldman’s or another secure website and, to the extent required by law, to send Customer a notice directing Customer to the website from which the information can be read and printed. Customer understands that Customer may be deemed to have received certain Account Communications (such as Account Communications that do not contain personal financial information) when they are posted to a publicly available website. Goldman reserves the right, however, to post Account Communications on the applicable website without providing notice to Customer, to send Account Communications to Customer at Customer’s electronic address of record, via Electronic Services. Customer agrees to check Goldman’s website regularly, as Customer may have no other way to know Account Communications have been delivered. Notwithstanding Customer’s consent to delivery via Electronic Services, Customer will continue to receive paper copies of Account Communications that are not available via Electronic Services. Customer agrees that all Account Communications provided to Customer in any of the ways described in this Supplement will constitute good and effective delivery of the Account Communications when sent or posted by Goldman, regardless of whether Customer actually or timely receives or accesses the Account Communications.

The Timothy Plan - 2023 1st Quarterly Board Meeting - ANNUAL RENEWALS

(e) The Account Communications and other information delivered via Electronic Services may be formatted in Adobe Acrobat’s portable document format (“PDF”), hypertext mark-up language (“HTML”) or other file formats Goldman deems appropriate. In order to view or print documents provided in PDF, Customer will have to obtain the Adobe Acrobat Reader, which is available free of charge at Adobe’s website (located at www.adobe.com) and install it on Customer’s computer. If Goldman changes to a format other than HTML or PDF it will provide Customer with reasonable advance notice, a statement of any new hardware and software requirements for accessing and retaining the information, and access to appropriate software and technical assistance if necessary. Customer is responsible for having any necessary hardware, software or other technology to access the Electronic Services and any information sent electronically, including a printer or other device to download and save any information that Customer may wish to retain.

2. Goldman will take measures that it believes appropriate to protect the confidentiality of information that it transmits to Customer over the Internet. Customer acknowledges, however, that the Internet is not a secure network and that communications transmitted over the Internet may be accessed by unauthorized or unintended third parties. Customer further acknowledges that Goldman may be unable to assist with problems that result from difficulties that Customer may encounter while logging on to or accessing the Electronic Services.

Customer hereby consents to electronic delivery of disclosure documents, account statements, confirmations, notices, communications, and other information from Goldman electronically when electronic delivery is available. Customer agrees that it has read and agrees to the Supplement, which has important information regarding electronic delivery of information.

Date:	11/8/2018

Name of Customer:	Timothy Plan on behalf of the funds listed on Schedule A

By/Signature:
	Name: Arthur Ally	Title: President

The Timothy Plan - 2023 1st Quarterly Board Meeting - ANNUAL RENEWALS

APPENDIX VI

REGISTERED INVESTMENT COMPANY REPRESENTATIONS

(To Be Completed if Customer is an Investment Company Registered under the Investment Company Act of 1940)

This Appendix VI contains additional terms to the Futures and Options on Futures Account Agreement (the “Agreement”) entered into between GSCo. and the customer identified below (“Customer”) to the extent Customer is an Investment Company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). All capitalized terms used but not defined in this Appendix VI shall have the respective meanings assigned to such terms in the Agreement. In the event any provision in this Appendix VI conflicts or is inconsistent with any provision of the Agreement, the provisions of this Appendix VI shall control for matters or services related to this Appendix VI.

1.      GSCo. represents that it is registered as an FCM under the CEA.

2.     GSCo. and Customer agree that (a) GSCo. shall hold initial margin deposited by Customer in compliance with the requirements of section 4d(2) and, if applicable, 4d(f)(2)(A) of the CEA and the rules thereunder or, if applicable, the requirements of rule 30.7 of the CFTC under the CEA; (b) GSCo., as appropriate to Customer’s transactions in Contracts and in accordance with the CEA and the rules and regulations thereunder, may place and maintain initial margin deposited by Customer with another FCM, a clearing organization as defined in rule 1.3(d) under the CEA (including a clearing organization for a foreign board of trade), a bank, as defined in section 2(a)(5) of the 1940 Act, a banking institution or trust company that is incorporated or organized under the laws of a country other than the United States and that is regulated as such by the country’s government or an agency thereof or a member of a foreign board of trade, and shall obtain an acknowledgment, as required under rules 1.20(a) or 30.7(c) under the CEA, as applicable, that such margin is held on behalf of GSCo.’s customers in accordance with the provisions of the CEA; and (c) GSCo. shall promptly furnish copies of or extracts from its records or such other information pertaining to Customer’s assets as the Securities and Exchange Commission may request.

Date:	11/8/2018

Name of Customer:	Timothy Plan on behalf of the funds listed on Schedule A

By/Signature:
	Name: Arthur Ally	Title: President

The Timothy Plan - 2023 1st Quarterly Board Meeting - ANNUAL RENEWALS

APPENDIX VII

CERTAIN PROVISIONS RELATED TO EMPLOYEE BENEFIT PLANS

(To Be Completed by Plan Asset Customer (as Defined in Section 7(a)(iii) of the Agreement))

This Appendix VII contains additional terms to the Futures and Options on Futures Account Agreement (the “Agreement”) entered into between GSCo. and the customer identified below (“Customer”) to the extent Customer is a Plan Asset Customer (as defined in Section 7(a)(iii) of the Agreement). All capitalized terms used but not defined in this Appendix VII shall have the respective meanings assigned to such terms in the Agreement. In the event any provision in this Appendix VII conflicts or is inconsistent with any provision of the Agreement, the provisions of this Appendix VII shall control for matters or services related to this Appendix VII.

Customer (and the fiduciary acting on Customer’s behalf, in its individual and fiduciary capacities) represents and warrants, that (1) it is fully familiar with the requirements of ERISA, the Code and any applicable state or other laws as they relate to Customer and has determined that the purchase and sale of Contracts by Customer is and will be in full compliance with the requirements (to the extent applicable) of Section 404 of ERISA, including without limitation the “prudence” and “diversification” requirements of Section 404(a)(1)(B) and (C) of ERISA (or any similar state or other laws), and other applicable laws; (2) the Agreement and each transaction entered into hereunder (and each transaction contemplated thereby) will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or, in the case of any governmental plan, any similar provision) by reason of Prohibited Transaction Class Exemption 84-14, as amended (“PTCE 84-14”), Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code, or another available exemption; (3) Customer shall enter into any transaction hereunder on the basis of determining that Customer (and each employee benefit plan which constitutes the assets of Customer) will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17)(B) of ERISA); (4) the fiduciary acting on Customer’s behalf is an “investment manager” as defined in Section 3(38) of ERISA and is a “qualified professional asset manager” within the meaning of PTCE 84-14, with respect to Customer and each employee benefit plan the assets of which constitute the assets of Customer; (5) the fiduciary acting on Customer’s behalf is either (i) a commodity trading advisor registered as such pursuant to the CEA and a member of the NFA and it either has furnished Customer with a copy of its commodity trading advisor disclosure document, which disclosure document fully complies with the requirements of CFTC Regulation 4.31 or it is exempt from being required to deliver such a disclosure document to Customer pursuant to CFTC Regulation 4.7 or (ii) not required to be registered as a commodity trading advisor; (6) the fiduciary acting on Customer’s behalf shall cause Customer to perform all of the agreements on Customer’s part to be performed under the Agreement, including without limitation, its obligation to pay margin, fees, commissions or other amounts when and as required by the Agreement; (7) by having made any oral or written statement or communication prior to the date hereof, or by making any future oral or written statement or communication to Customer, including relating to the Agreement, this Appendix VII or any transactions entered into or contemplated thereunder, neither GSCo. nor any of its Affiliates is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the Agreement, this Appendix VII or any transactions entered into or contemplated thereunder, and GSCo. is not, nor shall GSCo. become, a fiduciary with respect to Customer by reason of its services provided hereunder because the conditions of the exception for “independent fiduciaries with financial expertise” as set forth in 29 CFR 2510.3-21(c)(l) are satisfied; and (8) the fiduciary acting on Customer’s behalf has received and read the disclosure documents provided by Goldman pursuant to requirements under Section 408(b)(2) of ERISA and the regulations thereunder, which disclosures are also available at http://www.goldmansachs.com/disclaimer/GSCOERISADisclosures.html.

The following events, in addition to those Events of Default specified in Section 8(a) of the Agreement, shall constitute Events of Default giving rise to all of the rights and remedies of Goldman specified in Section 8: (i) Customer is terminated; (ii) a notice of intent to terminate Customer is filed with the PBGC; (iii) a notice of the PBGC’s intent to terminate Customer is received pursuant to Section 4042 of ERISA; (iv) a reportable event within the meaning of Section 4043(c) of ERISA and the regulations thereunder has occurred (other than a reportable event for which notice by the PBGC has been waived); (v) any similar event under any applicable state or other laws has occurred; or (vi) any of the events set forth in Section 8(a)(iv) of this Agreement occurs with respect to any settlor of Customer or any plan sponsor of Customer.

Date:	11/8/2018

Name of Customer:	Timothy Plan on behalf of the funds listed on Schedule A

By/Signature:
	Name: Arthur Ally	Title: President

The Timothy Plan - 2023 1st Quarterly Board Meeting - ANNUAL RENEWALS

Schedule A

to the Futures and Options on Futures Account Agreement

for

Timothy Plan

Dated November     8         , 2018

Timothy Plan US Large Cap Core ETF

Timothy Plan High Dividend Stock ETF